Exhibit 99.1

DECEMBER 2, 2014

II

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

FAQs—2014 Estimated Share Valuation

1. What is the estimated per-share valuation for Behringer Harvard Opportunity REIT II, Inc. (the Company)?

On November 21, 2014, the Company's board of directors established an estimated per-share valuation (ESV) of the Company's stock of $9.72 as of October 31, 2014, a $0.13 increase compared with the previous adjusted per-share valuation of $9.59.

The previous ESV of $10.09 established in August 2013 was adjusted to $9.59 to reflect the $0.50 per share special cash distribution that was paid to shareholders in September 2014, in accordance with the Company's valuation policy.

Notwithstanding the $0.50 per share special cash distribution paid in September 2014, the new ESV would have been $10.22 compared with $10.09 established in August 2013.

The table below illustrates the growth in total value since the Company's inception on April 1, 2008:

	November 2014	August 2013
Share Price	$9.72	$10.09
Cumulative Regular Distributions[1]	1.77	1.77
Special Cash Distributions (2012)	0.50	0.50
Special Cash Distributions (2014)	0.50	–
Total Value	$12.49	$12.36

[1]Based on a share purchased at $10.00 on April 1, 2008

In the future, as we continue to sell assets and make special cash distributions to shareholders from the proceeds, the ESV will be reduced accordingly.

2. Why are you providing the ESV?

In accordance with the Company's Amended and Restated Policy for Estimation of Common Stock Value, the Company's board of directors annually establishes an ESV. This ESV reflects the value of the Company's assets and liabilities given market conditions at this current point in time. This estimate is provided to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority rules with respect to customer account statements.

3. What are the major reasons for the increase in the 2014 ESV compared with the 2013 valuation?

With one exception, all portfolio investments experienced increases in their valuations and contributed to the improvement in the ESV, most notably the Courtyard Kauai hotel in Hawaii and multifamily investments in Memphis, Tennessee, and Jacksonville and Margate, Florida.

Also positively affecting the 2014 ESV was the May 2014 sale of an office building in Denver. This asset was sold at a price greater than its 2013 valuation.

4. What were the primary negative contributors to the 2014 ESV?

The positive contributions discussed above were partially offset by a non-cash debt mark-to-market adjustment as a result of the decline in interest rate spreads over LIBOR on the Company's floating rate debt compared with last year. This made the current floating rate debt comparatively more expensive than if we were accessing the capital markets right now for floating rate debt of similar maturity. To a lesser extent, another offsetting factor was the reduction in the value of the Company's student housing investment in Akron, Ohio.

5. What was the allocation of the 2014 ESV across the Company's various assets and liabilities?

The table below provides a comparison of the allocations of the ESVs for 2014 and 2013.

Allocation of Estimated Share Value
(Per share data)

	Oct. 31, 2014 ESV	Aug. 1, 2013 ESV	Change
Real estate:			
Operating	$16.19	$16.01	$0.18
Mezzanine loan investment[1]	0.53	0.53	–
Cash and cash equivalents	2.92	2.64	0.28
Restricted cash	0.17	0.27	(0.10)
Notes payable	(8.78)	(8.20)	(0.58)
Other assets and liabilities	(0.20)	(0.27)	0.07
Noncontrolling interests	(1.11)	(0.89)	(0.22)
Estimated net asset value per share	$9.72	$10.09	$(0.37)
Estimated enterprise value premium	–	–	–
Total estimated value per share	$9.72	$10.09	$(0.37)
Less Special Distribution	–	(0.50)	0.50
Total estimated value per share, as adjusted	**$9.72**	**$9.59**	**$0.13**

[1]Accounted for as an investment in unconsolidated joint venture on our condensed balance sheet September 30, 2014.

6. What is the Company's plan for paying special distributions from the sale of properties?

The Company expects to pay special cash distributions from time to time from the proceeds of sales of its real estate properties. Among other things, future distribution decisions will be based on the Company's cash position, forecasted cash needs at any given time, and maintaining its REIT tax status. Most recently, the Company paid a $0.50 per share special cash distribution in September 2014. Prior to that, the Company paid a $0.50 per share special cash distribution in May 2012.

2 7. When can we expect a liquidity event to occur? We expect to dispose of all assets and distribute sales proceeds within the 2017–2018 timeframe. Although this timeline is only an estimate, we believe it would provide sufficient time to complete our acquisition phase, stabilize the investment portfolio, create additional value and maximize the return of capital to shareholders. 8. What valuation methodology was utilized? The board of directors established the new ESV based on a recommendation from the Company’s Advisor and in consultation with Capright Property Advisors LLC, an independent institutional commercial real estate valuation and consulting firm. The Advisor arrived at its recommendation using methodologies it deemed to be standard and appropriate in the real estate industry for the type of assets held by the Company. The board obtained Capright’s opinion as to the “as-is” market value of the Company’s real estate investments and to provide an opinion as to the reasonableness of the valuation methodology and valuation conclusion of the Advisor for the Company’s other assets and liabilities. In forming their opinion of value of the Company’s 13 consolidated investment properties as of October 31, 2014, Capright performed appraisals on seven of the properties acquired prior to September 30, 2014. For the remaining assets, the current values were based on a prior third party appraisal performed within the past calendar year, an existing sale agreement and sales negotiations for assets as of October 31, 2014, and purchase terms for the multifamily asset the Company acquired after September 30, 2014. As noted in our estimated valuation policy, the ESV may not reflect the amount you would obtain if you sold your shares or if we liquidated our assets—the proceeds from such actions could possibly be higher or lower than this point-in-time ESV. For a detailed description of the valuation methodologies used by the Company and other limitations related to the estimated valuation, please refer to our Form 8-K that was filed with the Securities and Exchange Commission on December 2, 2014, a copy of which is available without charge at sec.gov or at behringerinvestments.com. 9. How will the new ESV be communicated to shareholders? The new ESV will be immediately reflected in shareholders’ account value when they access their records online. It will also be reflected in the account value on the next investor statement and accompanying notification that will be mailed in January 2015. For Internal Use Only FOR BROKERDEALER USE ONLY Behringer Harvard Opportunity REIT II, Inc. II

3 2727-1 © 2014 Behringer • Published 12/14 FORWARD-LOOKING STATEMENTS This document contains forward-looking statements, including discussion and analysis of the financial condition of us and our subsidiaries and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forwardlooking statements. We intend that such forward-looking statements be subject to the safe harbor provisions created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this document. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes to future operating results. Past performance is neither indicative nor a guarantee of future results. IMPORTANT RISK FACTORS TO CONSIDER Factors that could cause actual results to differ materially from any forward-looking statements made in the document include but are not limited to: market and economic challenges experienced by the U.S. and global economies or real estate industry as a whole and the local economic conditions in the markets in which our properties are located; our ability to make accretive investments in a diversified portfolio of assets; future changes in market factors that could affect the ultimate performance of our development or redevelopment projects, including but not limited to construction costs, plan or design changes, schedule delays, availability of construction financing, performance of developers, contractors and consultants, and growth in rental rates and operating costs; the availability of cash flow from operating activities for distributions, if any; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt; our ability to secure leases at favorable rental rates; our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates; conflicts of interest arising out of our relationships with our advisor and its affiliates; unfavorable changes in laws or regulations impacting our business, our assets or our key relationships; and factors that could affect our ability to qualify as a real estate investment trust. The forward-looking statements should be read in light of these and other risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.